UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2019

ORGANOGENESIS HOLDINGS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	001-37906	98-1329150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Dan Road Canton, MA		02021
(Address of principal executive offices)		(Zip Code)

(781) 575-0775

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement.

On March 14, 2019, Organogenesis Holdings Inc. (the “Company”) and its subsidiaries, Organogenesis Inc. and Prime Merger Sub, LLC (collectively, and jointly and severally, “Borrower”), and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender, and the several other lenders from time to time party thereto (the “Lenders”) entered into a Credit Agreement (the “Credit Agreement”) providing for a term loan (the “Term Loan Facility”) and a revolving credit facility (the “Revolving Facility”, and together with the Term Loan Facility, the “Debt Facility”) in an aggregate principal amount of $100,000,000.

The Term Loan Facility is structured in three tranches, as follows: (i) the first tranche of $40,000,000 was made available to Borrower and fully funded on March 14, 2019; (ii) the second tranche of $10,000,000 shall be made available to Borrower until September 30, 2019 upon: (a) the Lenders’ receipt of financial statements for the quarter ended June 30, 2019, (b) Borrower’s demonstrated compliance with the financial covenants in the Credit Agreement and (c) Borrower’s achievement of trailing twelve month revenue of at least $221,250,000 and a trailing three month EBITDA (as defined in the Credit Agreement) loss not in excess of $5,000,000; and (iii) the third tranche of $10,000,000 shall be made available to Borrower until March 31, 2020 upon the Lenders’ confirmation of Borrower’s compliance with the financial covenants in the Credit Agreement through December 31, 2019; provided, however, that if Borrower does not achieve the milestones required for the second tranche, the amount that may become available under the third tranche shall be increased from $10,000,000 to $20,000,000. The interest rate for term loan advances made under the Term Loan Facility is a per annum interest rate equal to 3.75% above the Wall Street Journal Prime Rate. The Credit Agreement requires Borrower to make monthly interest-only payments on outstanding balances under the Term Loan Facility through March 14, 2021. Thereafter, each term loan advance shall be repaid in thirty-six (36) equal monthly installments of principal, plus accrued interest, with the Term Loan Facility maturing on March 14, 2024 (the “Term Loan Maturity Date”).

Borrower’s final payment on the Term Loan Facility, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan Facility, plus a final payment (the “Final Payment”) equal to the original aggregate principal amount of the Term Loan Facility multiplied by 6.25%. Borrower may prepay the Term Loan Facility, subject to paying the Prepayment Premium (described below) and the Final Payment. The Prepayment Premium is equal to 3.00% of the outstanding principal amount of the Term Loan Facility if the prepayment occurs on or prior to the one (1) year anniversary of the closing, 2.00% of the outstanding principal amount of the Term Loan Facility if the prepayment occurs after such one (1) year anniversary and prior to the second anniversary of the closing, and 1.00% of the outstanding principal amount of the Term Loan Facility if the prepayment occurs after the two (2) year anniversary but prior to the three (3) year anniversary of the closing, and 0% thereafter. Once repaid, amounts borrowed under the Term Loan Facility may not be re-borrowed.

The Revolving Facility is equal to the lesser of $40,000,000 and the amount determined by the Borrowing Base (as defined in the Credit Agreement). The interest rate for advances under the Revolving Facility is a floating per annum interest rate equal to the Wall Street Journal Prime Rate. In the event that the aggregate amount of interest earned by the Lenders from the Revolving Facility in any given month is less than the interest that would have been earned if Borrower had average outstanding advances in an amount equal to 25% of the then-available Revolving Commitments (as defined in the Credit Agreement) then Borrower must pay the Agent Minimum Interest (as defined in the Credit Agreement) in an amount equal to interest that would have accrued if average outstanding advances under the Revolving Facility had been 25% of the then-available Revolving Commitments less any interest actually earned by the Lenders. Borrower is also required to pay an unused line fee equal to 0.25% per annum, calculated based on the difference of $40,000,000 minus the greater of (i) the average balance outstanding under the Revolving Facility for such period and (ii) 25% of the then-available Revolving Commitments. The maturity date for advances made under the Revolving Facility is March 14, 2024.

Borrower may elect to reduce or terminate the Revolving Facility in its entirety at any time by repaying all outstanding principal, unpaid accrued interest and a reduction or termination fee equal to 4.00% of the aggregate Revolving Commitments so reduced or terminated if the reduction or termination occurs on or prior to the one (1) year anniversary of the closing, 3.00% of the aggregate Revolving Commitments so reduced or terminated if the reduction or termination occurs after such one (1) year anniversary and prior to the second anniversary of the closing, and 2.00% of the aggregate Revolving Commitments so reduced or terminated if the reduction or termination occurs after the two (2) year anniversary but prior to the three (3) year anniversary of the closing, and $0 thereafter.

The Credit Agreement requires Borrower to pay an aggregate non-refundable facility fee of $500,000 on March 14, 2019 and $100,000 on each anniversary of the closing until March 14, 2023.

Under the Credit Agreement, Borrower is required to achieve Minimum Trailing Twelve Month Consolidated Revenue (as defined in the Credit Agreement), tested quarterly, at the following levels: $200,000,000 for the trailing twelve months ending March 31, 2019; $213,500,000 for the trailing twelve months ending June 30, 2019; $221,250,000 for the trailing twelve months ending September 30, 2019; and $231,500,000 for the trailing twelve months ending December 31, 2019, with minimum revenue covenant levels for 2020 to be agreed between the Lenders and the Borrower no later than February 15, 2020. In addition, Borrower is required to maintain Minimum Liquidity (as defined in the Credit Agreement) equal to the greater of (i) 6 months Monthly Burn (as defined in the Credit Agreement) and (ii) $10,000,000. Finally, on or prior to December 31, 2019, Borrower is obligated to enter into amended lease agreements with the owners of its facilities on Dan Road in Canton, Massachusetts providing for a lease term ending on a date that is later than March 14, 2024 and including arm’s length terms with respect to assignability, bankruptcy, early termination and other provisions as the Lenders deem reasonably necessary.

The Credit Agreement requires Borrower to make representations and warranties and comply with covenants that are customary in loan agreements of this type, including restrictions on the payment of dividends, repurchase of stock, incurrence of indebtedness, dispositions and acquisitions. The Credit Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, bankruptcy, change of control, material adverse effect, cross defaults to other debt and material judgments. Borrower’s obligations to the Lenders are secured by substantially all of Borrower’s assets, including intellectual property.

Borrower intends to use any proceeds from the Debt Facility for general corporate purposes and repayment of the Prior Credit Facility and the Eastward Master Lease (each as described below).

The foregoing description of the Debt Facility is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Subordination Agreement.

In connection with the Credit Agreement, Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC as landlords of the Company (collectively, the “Creditors”) entered into a Subordination Agreement, dated as of March 14, 2019, with Silicon Valley Bank, as Administrative Agent under the Creditor Agreement. Pursuant to the Subordination Agreement, the Creditors agreed to subordinate their claims for accrued and unpaid rent as of the closing of the Credit Agreement to all of Borrower’s indebtedness and obligations to the Administrative Agent and the Lenders under the Credit Agreement. Borrower has approved of the terms of the Subordination Agreement.

The Creditors are entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are members of the Company’s board of directors. Additionally, together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates control a majority of the voting power of the Company’s outstanding Class A common stock.

The foregoing description of the Subordination Agreement is only a summary and is qualified in its entirety by reference to the Subordination Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On March 14, 2019, Organogenesis Inc. prepaid in full and terminated the Credit Agreement dated as of March 21, 2017 by and among Organogenesis Inc., as borrower, and Silicon Valley Bank, as lender, as amended (the “Prior Credit Facility”). Organogenesis Inc. will incur no early termination penalties as a result of the termination of the Prior Credit Facility.

On March 14, 2019, Organogenesis Inc. prepaid in full and terminated the Master Lease Agreement, dated as of April 28, 2017 by and among Organogenesis Inc. and Prime Merger Sub, LLC, as co-lessees, and Eastward Fund

Management, LLC, as lessor (the “Eastward Master Lease”). Organogenesis Inc. will incur a final payment, inclusive of a termination penalty, of $17,648,951.71 as a result of the termination of the Eastward Master Lease. To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2019 and March 12, 2019, the Nasdaq Stock Market LLC (“Nasdaq”) previously notified the Company that it had determined to delist the Company’s warrants from The Nasdaq Stock Market due to the Company’s non-compliance with the minimum 400 round lot holder requirement for initial listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5515(a)(4). On March 12, 2019, Nasdaq filed a Form 25 with the SEC to delist the warrants of the Company. The delisting will become effective on March 22, 2019 (ten days after the Form 25 was filed) and the filing of the Form 25 by Nasdaq formally completes the warrant delisting process.

Item 7.01. Regulation FD Disclosure.

On March 14, 2019, the Company issued a press release announcing the Debt Facility. A copy of this press release is filed herewith as Exhibit 99.1.

The information in the press release attached as Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated March 14, 2019 between the Company, Organogenesis Inc. and Prime Merger Sub, LLC, collectively as borrower, and Silicon Valley Bank, in its capacity as Administrative Agent, and Silicon Valley Bank and the other lenders listed therein, collectively as lenders.

10.2	Subordination Agreement dated March 14, 2019 by and between Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC and Silicon Valley Bank, in its capacity as Administrative Agent and on behalf of the lenders.

99.1	Press release dated March 14, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Organogenesis Holdings Inc.

By:	/s/ Timothy M. Cunningham
Name:	Timothy M. Cunningham
Title:	Chief Financial Officer

Date: March 14, 2019